FOR IMMEDIATE RELEASE
Clean Diesel Technologies, Inc. Reports First Quarter 2011 Financial Results
Ventura, CA — May 12, 2011 — Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“Clean Diesel” or the “Company”), a cleantech emissions reduction company, announced today its financial results for the first quarter ended March 31, 2011.
•	Total first quarter revenue was $13.8 million, up 11.3% compared to prior year.

•	First quarter revenue for Clean Diesel’s Heavy Duty Diesel Systems division increased $1.9 million, or 25.3% compared to prior year.

•	Gross margin was consistent at 29% for the first quarter of 2011 compared to the same period in 2010.
First Quarter 2011 vs. First Quarter 2010
The October 15, 2010 business combination with Catalytic Solutions, Inc. (or “CSI”), which we refer to as the “Merger” was accounted for as a reverse acquisition. Accordingly, Clean Diesel’s (the legal acquirer’s) consolidated financial statements are now those of CSI (the accounting acquirer), with its assets and liabilities and revenues and expenses being included in CSI’s financial statements effective from October 15, 2010, the closing date of the Merger. As such, the amounts discussed below for periods prior to the Merger are those of CSI and its consolidated subsidiaries, with amounts of legacy Clean Diesel operations included from the date of the Merger.
Total revenue for the first quarter of 2011 was $13.8 million up 11.3% from $12.4 million for the same quarter in 2010. Total revenue includes $0.7 million from legacy Clean Diesel business as a result of the Merger. Net loss for the first quarter of 2011 was $2.3 million, or $0.58 per share, compared to net income of $2.6 million, or $4.70 per share, in the comparable period in 2010. Net income for the first quarter of 2010 included a pre-tax gain of $3.9 million from the sale of intellectual property rights to our Asian joint-venture partner. Diluted common shares outstanding were 3,984,000 in the current quarter compared to 552,000 in the same quarter a year ago, with the increase in the number of shares due principally to the effect of the Merger and related transactions and the subsequent exercise of certain warrants issued in connection with the Merger.
Revenue for Clean Diesel’s Heavy Duty Diesel Systems division for the quarter ended March 31, 2011 increased $1.9 million, or 25.3%, to $9.4 million from $7.5 million for the quarter ended March 31, 2010. This includes $0.7 million from legacy Clean Diesel business as a result of the Merger, all of which is included in Clean Diesel’s Heavy Duty Diesel Systems division.
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Revenue for Clean Diesel’s Catalyst division for the quarter ended March 31, 2011 decreased $0.4 million, or 7.8%, to $4.7 million from $5.1 million for the quarter ended March 31, 2010.
At March 31, 2011 and December 31, 2010, respectively, Clean Diesel had cash and cash equivalents of $1.2 million and $5.0 million. Not included in such amounts are the net proceeds from the May 2011 sale of $3.0 million principal amount of Clean Diesel’s 8.0% subordinated convertible notes, which are to be used for general working capital purposes. Working capital surplus was $1.7 million at March 31, 2011 compared to a working capital surplus of $2.8 million at December 31, 2010. Additional information about the Company’s financial results will be available in its Quarterly Report on Form 10-Q to be filed with the U.S. Securities and Exchange Commission: http://www.sec.gov. A copy of the Form 10-Q will be posted on the Company’s website at www.cdti.com.
Charles F. Call, Chief Executive Officer of Clean Diesel, stated, “Overall, I am encouraged by our results this quarter as our markets and the global economy continue to strengthen. Our business divisions, Heavy Duty Diesel Systems and Catalyst, performed largely as planned. We continue to be optimistic about growth in our Heavy Duty Diesel Systems division and we were pleased to report revenue growth of more than 25% for this division in the first quarter compared to the same period in 2010. Going forward, depending on the timing of certain heavy duty diesel retrofit programs, we expect to see continued improvement in our business as we capture the opportunities available in the London Low Emission Zone (LEZ) in the second half of the year. In addition, on April 6, 2011 the California Air Resources Board (CARB) announced an incentive program for truck operators to accelerate purchases of particulate filter retrofits to the second quarter of 2011. This incentive program is related to a mandatory program announced by CARB in late 2010 requiring heavier diesel vehicles to conform to new standards between 2012 and 2016, with 90% by 2014. Our team is very enthusiastic about this opportunity and we have already begun to see increased business activity in our Heavy Duty Diesel Systems division as a result of this program in the second quarter.
“As anticipated, our Catalyst division sales decreased as a result of an automaker accelerating the manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product we currently supply to the automaker, which was only partially offset by growth in sales to another automaker and sales to a new automaker customer in the first quarter. Looking further into 2011 and as previously discussed, the earthquake and subsequent tsunami in Japan resulted in one of our Catalyst division customers reducing their production. This unfortunate event will result in lower catalyst sales in the second quarter of 2011. We are in frequent communication with our customer and, at this time, it is not certain as to how long this disruption will last.
“We anticipate that following approval by the regulatory agencies (expected sometime in the second quarter of 2011) we will have the ability to supply our own manufactured catalyst products to our Heavy Duty Diesel Systems division, which we expect will improve our total gross margins.”
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Mr. Call concluded, “Through our continued investments in local capabilities in fast-growing global markets, development of new technology, and cost structure reductions, we have taken significant steps to position our company for the future. We continue to evaluate our options for providing the additional working capital that will be needed. We are optimistic about the growth opportunities presented by our markets and confident we can further drive value creation for our shareholders while steadily increasing the delivery of customer-focused innovation.”
Conference Call and Webcast Information
Clean Diesel will host a conference call and simultaneous webcast over the Internet beginning at 2:00 p.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial (877) 303-9240 and use confirmation code 67030864. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on the Clean Diesel website at www.cdti.com under the “Investor Relations” section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the Clean Diesel website for 30 days.
About Clean Diesel Technologies, Inc.
Clean Diesel Technologies (“Clean Diesel”) is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. Clean Diesel utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel is headquartered in Ventura, California, along with its wholly-owned subsidiary, Catalytic Solutions, Inc., and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden as well as an Asian joint venture. For more information, please visit www.cdti.com and www.catsolns.com.
Forward-Looking Statements Safe Harbor
Certain statements in this news release, such as statements about spending on government emission reduction programs, ability to capitalize on LEZ and other retrofit opportunities, regulatory approvals for Catalyst products, sales of Catalyst products to a new automaker customer and resumption of sales to former automaker customer, as well as the effects of the Japanese earthquake and tsunami on another automaker customer constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update the forward-looking information contained in this release.
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Clean Diesel Technologies, Inc.
Summary Income Statements (unaudited)
($ millions, except per share amounts)

	3 Months Ended
	March 31
	2011	2010
Revenues	$13.8	$12.4
Gross profit	4.0	3.6

Operating expenses:
Selling, general and administrative	4.6	3.0
Research and development	1.5	1.0
Recapitalization expense	—	0.2
Gain on sale of intellectual property	—	(3.9)

Total operating expenses	$6.1	$0.3

(Loss) income from operations	$(2.1)	$3.3
Other expense	—	0.4

(Loss) income from continuing operations before income tax	(2.1)	2.9
Income tax expense from continuing operations	0.2	0.2

Net (loss) income from continuing operations	(2.3)	2.7
Net loss from discontinued operations	—	0.1

Net (loss) income	$(2.3)	$2.6

Diluted EPS	$(0.58)	$4.70
Diluted shares outstanding (in thousands)	3,984	552
Clean Diesel Technologies, Inc.
Segment Information
($ millions)

	3 Months Ended
	March 31
	2011	2010
Revenue
Heavy Duty Diesel Systems	$9.4	$7.5
Catalyst	4.7	5.1
Eliminations	(0.3)	(0.2)

Total	$13.8	$12.4

Income (loss) from operations
Heavy Duty Diesel Systems	$0.3	$1.1
Catalyst	(0.5)	3.7
Corporate	(1.9)	(1.5)

Total	$(2.1)	$3.3

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Clean Diesel Technologies, Inc.
Summary Balance Sheets (unaudited)
($ millions)

	As of
	March 31,	December 31,
	2011	2010
Total current assets	$16.0	$17.6
Total assets	$31.1	$32.6
Total current liabilities	$14.3	$14.8
Total long-term liabilities	$2.6	$2.6
Stockholders’ equity	$14.2	$15.3

Short-term debt	$2.5	$2.4
Long-term debt	$1.5	$1.5
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Contact Information:
Kristi Cushing, Investor Relations Manager
Tel: +1 (805) 639-9458
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com